Leatt Corp Announces Share Repurchase Program

CAPE TOWN, South Africa, (May 13, 2026) -Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of head-to-toe protective equipment for MOTO, MTB, ADV, and a wide range of extreme and high-velocity sports, today announced that its Board of Directors has authorized a new share repurchase program of the Company's outstanding common stock.

"We are pleased that our Board of Directors has authorized the continuation of our previously announced share repurchase program which authorized a repurchase of common stock to the value of $ 750,000," said Sean Macdonald, Chief Executive Officer.  "The Board approved the new shareholder repurchase plan of up to $419,410 of the Company's outstanding common stock, which is the balance remaining of the previous plan. We believe that this demonstrates our continued confidence in the strength of the Company and our business plan, as well as our commitment to enhance long-term shareholder value."

Repurchases may be made from time to time at the discretion of the Board of Directors through open-market transactions in accordance with applicable securities laws. The repurchase program expires on December 31, 2026, and can be suspended or discontinued at any time prior to the expiration date. There can be no assurance as to the timing or number of shares of any repurchases, if any.

About Leatt Corp

Driven by the science of thrill, Leatt Corporation develops head-to-toe personal protective gear for various sports, with a focus on mountain biking and extreme motorsports. This includes the award-winning Leatt-Brace®, a neck brace system considered the gold standard for neck protection when worn in conjunction with a helmet. Leatt products are designed for participants in extreme sports that use motorcycles, bicycles, mountain bikes, all-terrain vehicles, snowmobiles, and other open-air vehicles.

For more information, visit www.leatt.com.

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Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the significance of the Company's share repurchase plan and its ability to enhance the long-term value of the Company's securities; the general ability of the Company to achieve its commercial objectives, including its continued development and manufacturing of cutting-edge protective products; the business strategy, plans and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com